Exhibit 99.5

                              ELECTION OF DIRECTORS
                                  (Proposal 1)

(from the Proxy Statement to be delivered to the stockholders of CarrAmerica Realty Corporation in connection with that company's 1999 Annual Meeting of Stockholders)

         Board of Directors

         The Board of Directors of the Company is divided into three classes, with one-third of the directors scheduled to be elected by the stockholders annually. Andrew F. Brimmer, Oliver T. Carr, Jr., and William D. Sanders have been nominated by the Board of Directors for election as directors at the 1999 annual meeting of stockholders to fill terms expiring at the 2002 annual meeting of stockholders. Timothy Howard and Ronald Blankenship have been nominated for election as directors to fill terms expiring at the annual meeting of stockholders in 2000. If elected, the nominees will hold office until the expiration of their terms and until their successors are elected and qualified.

         Nominees for Election to Terms Expiring in 2002

         Andrew F. Brimmer, 72, has been a director of the Company since February 1993. He has been President of Brimmer & Company, Inc., an economic and financial consulting firm, since 1976. Dr. Brimmer is the Wilmer D. Barrett Professor of Economics at the University of Massachusetts--Amherst. He also serves as a director of BlackRock Investment Income Trust, Inc. (and other funds); Borg-Warner Automotive, Inc.; and Airborne Express. From 1995 to 1998, Dr. Brimmer served as chairman of the District of Columbia Financial Control Board. He also was a member of the Board of Governors of the Federal Reserve System from 1966 to 1974. Dr. Brimmer received a B.A. degree and a masters degree in economics from the University of Washington and a Ph.D. in economics from Harvard University. Dr. Brimmer is a member of the Audit Committee of the Board of Directors.

         Oliver T. Carr, Jr., 73, has been Chairman of the Board of Directors of the Company since February 1993. He also served as Chief Executive Officer of the Company from 1993 to 1997. Mr. Carr founded The Oliver Carr Company in 1962 and since that time has been its Chairman of the Board and a director. In addition, Mr. Carr has served as President of The Oliver Carr Company since February 1993. He was Chairman of the Board of Trustees of The George Washington University from July 1988 until May 1995. Mr. Carr is the father of Thomas A. Carr, the Company's current President and Chief Executive Officer. Mr. Carr is a member of the Investment Committee and Executive Committee of the Board of Directors.

         William D. Sanders, 57, has been a director of the Company since May 1996. Mr. Sanders was nominated to the Board as a designee of Security Capital U.S. Realty ("SC-USREALTY"), a major stockholder of the Company. He is the founder and Chairman of Security Capital Group, an affiliate of SC-USREALTY. Mr. Sanders retired on December 31, 1989 as Chief Executive Officer of LaSalle Partners Limited, a firm he founded in 1968. Mr. Sanders is on the Board of Directors of Security Capital European Realty; SC-USREALTY; and Storage USA, Inc. Mr. Sanders is a former trustee and member of the executive committee of the University of Chicago and a former trustee fellow of Cornell University. Mr. Sanders received his Bachelor of Science degree from Cornell University. He is a member of the Nominating Committee of the Board of Directors.

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         Nominees for Election to Terms Expiring in 2000

         Timothy Howard, 50, has been a director of the Company since August 1998. Mr. Howard has been the Executive Vice President and Chief Financial Officer of Fannie Mae since 1990. Mr. Howard has held positions of increasing responsibility with Fannie Mae since beginning with the company in 1982. Mr. Howard received his Bachelor of Science and Masters in Economics degrees from UCLA. He is a member of the Audit Committee and Executive Compensation Committee of the Board of Directors.

         Ronald Blankenship, 49, has been a director of the Company since August 1998. Mr. Blankenship was nominated to the Board as a designee of SC-USREALTY. Mr. Blankenship has been the Vice Chairman and Chief Operating Officer of Security Capital Group Incorporated since 1998. Previously, he was Managing Director of Security Capital Group Incorporated from 1991 to 1998. Mr. Blankenship is a director of Security Capital Group Incorporated and Storage USA, Inc. He received his B.B.A. from the University of Texas at Austin. Mr. Blankenship is a member of the Executive Compensation Committee of the Board of Directors.

         Incumbent Director--Term Expiring in 2000

         A. James Clark, 71, has been a director of the Company since February 1993. He has been Chairman of the Board and President of Clark Enterprises, Inc., a Bethesda, Maryland-based company involved in real estate, communications, and commercial and residential construction, since 1972. Mr. Clark is a Trustee Emeritus of the Johns Hopkins University and the Johns Hopkins Board of Medicine. He is an Advisory Director of Potomac Electric Power Company. Mr. Clark is also a member of the PGA Tour Golfcourse Properties Advisory Board. An alumnus of the University of Maryland, Mr. Clark is a member of the University's Board of Visitors and the school's Foundation. Mr. Clark is a member of the Executive Committee, Executive Compensation Committee, Investment Committee, and the Nominating Committee of the Board of Directors.

         Incumbent Directors--Terms Expiring in 2001

         Thomas A. Carr, 40, has been President and a director of the Company since February 1993. In May 1997, Mr. Carr was elected Chief Executive Officer of the Company, at which time he resigned as Chief Operating Officer of the Company, a position he had held since April 1995. Prior to that time, Mr. Carr had been the Company's Chief Financial Officer since February 1993. Mr. Carr is a director of The Oliver Carr Company. He holds a Masters in Business Administration degree from Harvard Business School, and a Bachelor of Arts degree from Brown University. Mr. Carr is a member of the National Association of Real Estate Investment Trusts; the Young Presidents Organization; the Federal City Council; and the International Development Research Council. Mr. Carr is the son of Oliver T. Carr, Jr., the Chairman of the Board of Directors of the Company. He is a member of the Investment Committee and the Executive Committee of the Board of Directors.

         Caroline S. McBride, 45, has been a director of the Company since July 1996. Ms. McBride was nominated to the Board of Directors as a designee of SC-USREALTY. Since March 1997, Ms. McBride has been Managing Director of Security Capital Global Strategic Group, an affiliate of SC-USREALTY. From June 1996 to July 1997, Ms. McBride was Managing Director of Security Global Capital Management Group. Prior thereto, from July 1978 to May 1996, Ms. McBride was with IBM, where she was director of private market investments for the IBM Retirement Fund from 1994 to 1996 and director of real estate investments for the IBM Retirement Fund from 1992 to 1994. Ms. McBride is on the Board of Directors of Storage USA, Inc.; BelmontCorp; CWS Communities Trust; and the Real Estate Research Institute. Ms. McBride received her Masters in Business Administration degree from New York University and a Bachelor of Arts degree from Middlebury Col-

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lege. Ms. McBride is a member of the Investment Committee and the Audit
Committee of the Board of Directors.

         Wesley S. Williams, Jr., 56, has been a director of the Company since February 1993. Mr. Williams has been a partner of the law firm of Covington & Burling, Washington, D.C., since 1975. He was adjunct professor of real estate finance law at Georgetown University Law Center from 1971 to 1973 and is a contributing author to several texts on banking law and on real estate finance and investment. Mr. Williams is on the Editorial Advisory Board of the District of Columbia Real Estate Reporter. Mr. Williams serves as a director of Blackstar Communications, Inc.; Blackstar LLC; and the Federal Reserve Bank of Richmond, Virginia. Mr. Williams is Co-Chairman of the Board of Directors and Co-CEO of Lockhart Caribbean Corporation and its real estate, insurance, consumer finance, and internet services subsidiaries. Mr. Williams is a member of the Executive Committee of the Board of Trustees of Penn Mutual Life Insurance Company, of which he is the Senior Trustee. He received B.A. and J.D. degrees from Harvard University, an M.A. degree from the Fletcher School of Law and Diplomacy and an LL.M. from Columbia University. Mr. Williams is a member of the Executive Compensation Committee of the Board of Directors.

         Committees of the Board of Directors; Meetings

         Among the committees of the Board of Directors are a standing Audit Committee, Executive Compensation Committee, Nominating Committee, Executive Committee and Investment Committee. The Board of Directors also established an Ad Hoc Compensation Committee during 1998. The functions performed by these committees are described below.

         Audit Committee. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees of the independent public accountants, and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met three times in 1998.

         Executive Compensation Committee and Ad Hoc Compensation Committee. The Executive Compensation Committee is comprised entirely of non-employee directors, and is responsible for implementing and/or recommending to the Board of Directors compensation policies applicable to the Company's executive officers and for monitoring compliance with such policies. The Committee determines the Chief Executive Officer's compensation and approves compensation recommendations for the other executive officers of the Company as submitted by the Chief Executive Officer. It also administers the Company's stock option and restricted stock plans. The Ad Hoc Compensation Committee was a committee comprised solely of directors who qualified as "outside directors" under Section 162(m) of the Internal Revenue Code. The Company's Board of Directors established the Ad Hoc Compensation Committee to consider and make grants of options on November 11, 1998 that otherwise would have been subject to a limitation on deductibility under the Code. The Executive Compensation Committee met six times in 1998 and took action by unanimous written consent twice. The Ad Hoc Compensation Committee met one time in 1998.

         Nominating Committee. The Nominating Committee was established to consider and make recommendations to the Board of Directors regarding nominees for election as members of the Board of Directors. In addition, the Nominating Committee has the authority to review and approve compensation, benefits and other forms of remuneration for non-employee directors. The Nominating Committee is willing to consider nominees recommended by stockholders. Stockholders who wish to suggest qualified candidates must comply with the advance notice provisions and other requirements of Section 3.11 of the Company's by-laws. See "Stockholder Proposals for 2000 Annual Meeting" below. The Nominating Committee met once in 1998 and took action by unanimous consent once.

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         Executive Committee. The Executive Committee may exercise the full authority of the Board of Directors, except that the Executive Committee may not amend the Company's charter or by-laws; adopt a plan of merger or consolidation; recommend to stockholders the sale or lease of all or substantially all of the Company's assets; elect directors; elect or remove officers; establish compensation for executive officers; and/or declare dividends or authorize the issuance of stock of the Company.

         Investment Committee. The Investment Committee has the authority to approve and authorize expenditures, agreements and other actions relating to the acquisition and/or disposition of assets by the Company, the incurrence of indebtedness by the Company or other encumbrances on the assets of the Company or other matters treated as capital items and involving less than $100,000,000 for any single transaction or series of related transactions, so long as such matters are consistent with the annual budget (as to amount and type of transaction).

         The Board of Directors held ten meetings during 1998 and took action by unanimous written consent five times. None of the directors attended fewer than 75% of the aggregate of the number of meetings of the Board of Directors held during the period he or she served on the Board and the number of meetings of committees of the Board of Directors on which he or she served during the period of service.

         Compensation of Directors

         The Company pays an annual retainer of $20,000 to directors who are not employees of the Company. The Company also pays each non-employee director a fee (plus out-of-pocket expenses) for attendance (in person or by telephone) at each meeting of the Board of Directors and committee meeting held on a non-Board meeting day. The Board of Directors meeting fee is $1,000 and the committee meeting fee is $500. In addition, the chairman of each committee receives an additional annual fee of $1,000.

         The Company also compensates its non-employee directors through its 1995 Non-Employee Director Stock Option Plan. The plan provides for the grant of 3,000 options to purchase shares of common stock of the Company upon a non-employee director's initial election to the Board. Assuming Proposal 4 is approved by the stockholders, each continuing non-employee director will receive a grant of options to purchase 7,500 shares of the Company's common stock immediately following the election of directors at each annual meeting of the Company's stockholders. The plan currently provides for an annual grant of 5,000 shares, and would continue to do so if Proposal 4 is not approved by the stockholders.

         Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and greater than ten percent stockholders are required by the SEC to furnish the Company with copies of all Forms 3, 4 and 5 they file.

         Based on the Company's review of the copies of such forms it has received and on written representations from certain reporting persons that they were not required to file a Form 5 for the fiscal year, the Company believes that its executive officers, directors and greater than ten percent stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 1998, except that Robert E. Peterson, who at the time was an executive officer of the Company, filed a Form 4 in an untimely manner.

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         Vote Required and Recommendation

         The affirmative vote of a plurality of the votes cast at the annual meeting will be required for the election of directors. A properly executed proxy marked "Withhold Authority" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the most votes.

         The Board of Directors of the Company recommends a vote FOR the candidates named in this Proxy Statement as directors to hold office until the expiration of the terms for which they have been nominated and until their successors are elected and qualified. Should any one or more of these nominees become unable to serve for any reason before the annual meeting, the Board of Directors may designate a substitute nominee or nominees, in which event the persons designated as proxy holders on the enclosed proxy will vote for the election of such substitute nominee or nominees, or may reduce the number of members of the Board of Directors.